Exhibit 99.1

For Immediate Release	Contact:	Rich Cleys, ScanSource, Inc.
October 12, 2011		Chief Financial Officer
864.286.4358

or

Mary Gentry, ScanSource, Inc.
Director, Investor Relations
864.286.4892

SCANSOURCE ANNOUNCES EXPANDED CREDIT FACILITY

Revolving Credit Facility Renewed for 5 Years and Increased to $300 million

GREENVILLE, SC – October 12, 2011 – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, announced today that it has entered into a five-year, $300 million multicurrency senior secured revolving credit facility effective October 11, 2011. The credit facility revises and refinances the Company’s $250 million revolving credit facility and replaces the Company’s $25 million note payable that were both scheduled to mature on September 28, 2012.

Under the revised facility, ScanSource may request to increase its borrowings up to a total of $450 million, subject to obtaining additional credit commitments from the lenders participating in the increase. J.P. Morgan Securities LLC is the Lead Arranger and Bookrunner. Wells Fargo Bank, N.A. serves as the Syndication Agent, and Regions Bank and TD Bank, N.A. serve as Documentation Agents.

“This credit facility further strengthens our liquidity position at attractive rates and competitive terms, while providing financial flexibility to support our global growth strategy,” said Rich Cleys, Chief Financial Officer, ScanSource, Inc. “We are very pleased to secure our credit facility for an additional five years and continue our strong relationship with JPMorgan Chase. The renewed credit facility is part of our solid capital structure, which provides a source of liquidity as we continue to expand our business, both domestically and internationally.”

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, operating from seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC (automatic identification and data capture) and POS (point-of-sale) solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the Company ranks #839 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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